As filed with the Securities and Exchange Commission on July 26, 2023

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Surf Air Mobility Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-5025592
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(Address, including zip code, of Principal Executive Offices)

Surf Air Mobility Inc. 2023 Equity Incentive Plan

Surf Air Mobility Inc. Employee Stock Purchase Plan

Surf Air Global Limited 2016 Equity Incentive Plan

(Full title of the plan)

Carl Albert
Surf Air Mobility Inc.
12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(310) 365-3675

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

C. Brophy Christensen, Jr., Esq.
Jeeho M. Lee, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
(415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of Surf Air Mobility Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statement on Form S-1 and Form S-4 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended, which includes, unaudited condensed consolidated financial statements of Surf Air Global Limited and Southern Airways Corporation as of March 31, 2023 and for the Three Months Ended March 31, 2023 and 2022, and the consolidated financial statements of Surf Air Global Limited and Southern Airways Corporation as of December 31, 2022 and 2021 and for the Years Ended December 31, 2021 and 2022.

(b)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 25, 2023 (Commission File No. 001-41759), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation eliminates the liability of the Company’s directors and officers for monetary damages to the fullest extent permitted by applicable law. The Delaware General Corporation Law (the “DGCL”) provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of the Company’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Company’s Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement or reimbursement of reasonable expenses (including attorneys’ fees) in advance of the final disposition of the proceeding.

In addition, the Company will enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

The Company plans to maintain a directors and officers insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the separate indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Surf Air Mobility Inc. 2023 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended.)
4.2	Surf Air Mobility Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended.)
4.3	Surf Air Global Limited 2016 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended.)
4.4	Form of Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended
4.5	Form of Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-272403) initially filed with the Commission on June 5, 2023, as amended
5	Opinion of O’Melveny & Myers LLP (opinion re legality).
23.1	Consent of PricewaterhouseCoopers LLP (consent of independent auditors).
23.2	Consent of PricewaterhouseCoopers LLP (consent of independent auditors).
23.3	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hawthorne, State of California, on July 26, 2023.

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Sudhin Shahani
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Deanna White, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sudhin Shahani	Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2023
Sudhin Shahani

/s/ Deanna White	Chief Financial Officer (Principal Accounting and Financial Officer)	July 26, 2023
Deanna White

/s/ Carl Albert	Chairman	July 26, 2023
Carl Albert

/s/ Tyrone Bland	Director	July 26, 2023
Tyrone Bland

/s/ John D’Agostino	Director	July 26, 2023
John D’Agostino

/s/ Edward Mady	Director	July 26, 2023
Edward Mady

/s/ Tyler Painter	Director	July 26, 2023
Tyler Painter